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                                                                    Exhibit 23.2




                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Lamar Advertising Company:

We consent to the use of our report dated February 6, 1998, except as to Note 18, which is as of February 27, 1998, with respect to the consolidated balance sheets of Lamar Advertising Company and subsidiaries as of October 31, 1996 and December 31, 1997, and the related consolidated statements of earnings, stockholders' equity (deficit) and cash flows for the years ended October 31, 1995 and 1996, the two months ended December 31, 1996, and the year ended December 31, 1997, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.




                                                     /s/ KPMG Peat Marwick LLP

                                                     KPMG Peat Marwick LLP



New Orleans, Louisiana
October 21, 1998